Alternative Fund Advisors

CODE OF ETHICS

I.       Overview

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) provides that an adviser must adopt and enforce a code of ethics applicable to its Supervised Persons (as defined below).

The rule prohibits certain Supervised Persons from engaging in fraudulent, deceitful, or manipulative practices in connection with the purchase or sale of a security held or to be acquired by clients of an adviser, including mutual funds. The rule also requires reporting of personal securities holdings and transactions, including transactions in investment funds advised by an adviser or an affiliate. The rule is designed to foster the detection and prevention of fraudulent activities and prevent violations of the code of ethics.

Rule 17j-1 under the Investment Company Act of 1940 (“ICA”) makes it unlawful for investment company personnel and other “Access Persons” to engage in “fraudulent, deceptive or manipulative” practices in connection with their personal transactions in securities when those securities are held or to be acquired by an investment company. The Rule also requires the investment company’s investment adviser to adopt a Code of Ethics containing provisions “reasonably necessary to prevent” such prohibited practices.

Consistent with Rule 204A-1 of the Advisers Act and Rule 17j-1 of the Investment Company Act, AFA has adopted this Code of Ethics (the “Code”) which contains provisions reasonably necessary to prevent AFA’s employees from engaging in any act, practice, or course of business that would defraud or mislead any of its clients, including the funds it advises (“Funds”), or that would constitute a manipulative practice.

II.       Statement of General Principles

AFA holds its employees to a high standard of integrity and business practice. In serving its clients, the Company strives to avoid conflicts of interest or the appearance of conflicts in connection with the securities transactions of the Company and its employees. As an investment adviser and fiduciary to our clients, we have the responsibility to render professional, continuous, and unbiased investment advice. Fiduciaries owe their clients a duty of honesty, good faith, and fair dealing. Therefore, we must act at all times in the client’s best interests and must avoid or disclose conflicts of interests. This Code is designed to emphasize and implement these fundamental principles within our Company.

AFA further recognizes its duties and responsibilities with respect to its fund clients registered under the ICA (Registered Funds) and their shareholders and in acknowledgement of each Registered Fund’s belief that its operations should be directed to the benefit of its shareholders, AFA further adopts the following general principles to guide the actions of its directors, officers, and employees:

2021

(1)        The interests of Registered Fund shareholders are paramount, and all of AFA’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

(2)        All personal transactions in Securities by AFA’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Registered Funds and their shareholders.

(3)	All of AFA’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to a Registered Fund, or that otherwise bring into question the person’s independence or judgment.

III.       Applicability

This Code of Ethics applies to all Supervised Persons of AFA, including AFA’s directors and officers. Supervised Persons must adhere to the Standards of Conduct set forth in Section V below, including provisions requiring their compliance with laws and regulations. Additionally, Supervised Persons must provide initial and annual certifications of compliance with the Code, as well as acknowledgment of receipt of any amendments to the Code. Access Persons are subject to the personal securities transactions and holdings reporting requirements under this Code.

Terms such as “Supervised Person,” “Access Person” and “account” also include the person’s immediate family members (including any relative by blood or marriage living in the employee’s household), and any account in which he/she has a direct or indirect beneficial interest (such as a trust).

To avoid conflicts of interest and to satisfy AFA’s duties towards its clients, this Code of Ethics addresses the personal securities trading of Supervised Persons, and Supervised Persons are required to comply with these provisions, as applicable.

IV.       Definitions

A.        “Supervised Person” means:

●	Directors, officers, and employees of AFA (or other persons occupying a similar status or performing similar functions); and

●	persons who, in the course of their regular functions or duties, participate in the process of purchasing or selling instruments or investments, or participate in making recommendations or obtaining information with respect to the purchase or sale of instruments or investments, on behalf of any of AFA’s clients, including investment funds, and are subject to the Company’s supervision and control.

2021

B.	“Access Person” means:

●	a Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund the adviser or its control affiliates manage;

●	a Supervised Person who is involved in making securities recommendations to clients on behalf of AFA, or has access to such recommendations that are nonpublic; and

●	AFA’s directors and officers.

C.	“Affiliated Person” of another person means:

●	any person directly or indirectly owning, controlling, or holding the power to vote, 5% or more of the outstanding voting securities of such other person;

●	any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person;

●	any person directly or indirectly controlling, controlled by, or under common control with, such other person; and

●	any officer, director, partner, co-partner, or employee of such other person.

D.	“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the U.S. Securities Exchange Act of 1934. “Beneficial Ownership” includes accounts of a spouse, minor children and relatives resident in the home of the Access Person, as well as accounts of another person if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership.

E.	“Control” means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company is presumed to control such company.

F.	“Purchase or Sale of a Security” includes, among other acts, the writing or acquisition of an option to purchase or sell a security.

G.	“Reportable Fund” means:

●	Any fund for which the Company serves as an investment adviser as defined in section 2(a)(20) of the Investment Advisers Act of 1940 (the “1940 Act”) or

2021

●	Any fund whose investment adviser or principal underwriter controls the Company, is controlled by the Company or is under common control with the Company.

V.	Standards of Conduct

A.	Investment-related information learned by a Supervised Person during the course of carrying out Company-related duties or in communications between Supervised Persons is to be kept confidential until or unless publicly available. Such information may include, but is not limited to, portfolio-related research activity, brokerage orders being placed on behalf of a client, and recommendations to purchase or sell specific securities.

B.	Supervised Persons may not take or omit to take an action on behalf of a client or intentionally induce a client to take action for the purpose of achieving a personal benefit.

C.	Supervised Persons may not use actual knowledge of a client’s transactions to profit by the market effect of the client’s transaction.

D.	Supervised Persons will not take for themselves (or for accounts in which they have a beneficial interest) unique investment opportunities which should be made available to the Company’s clients.

VI.	Compliance with Laws; General Restrictions

A.	Supervised Persons must comply with all applicable federal securities laws. Each Supervised Person has the duty to know, understand and comply with federal securities laws and other legal obligations applicable to their duties and responsibilities.

B.	No Supervised Person may:

●	Employ any device, scheme, or artifice to defraud a Fund or other client of the AFA;

●	Make to a Fund or other client of AFA any untrue statement of a material fact or omit to state to such client a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

●	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Fund or other client of AFA;

●	Engage in any manipulative practice with respect to a Fund or other client of the AFA; or

●	Engage in any manipulative practice with respect to securities, including price manipulation.

2021

C.	Personal Trading Prohibitions:

●	No Portfolio Manager may purchase or sell, directly or indirectly, any Security as to which such person is a Portfolio Manager in which he or she had (or by reason of such transaction acquires) any Beneficial Ownership at any time within seven calendar days before or after the time that the same (or a related) Security is being purchased or sold by the Fund.

●	No Special Purpose Investment Personnel may profit in the purchase and sale of a Security as to which he or she is a Special Purpose Investment Personnel within 60 days of acquiring or selling Beneficial Ownership of that Security.

D.	Additional Restrictions and Requirements:

●	Pre-approval of Private Placements & IPOs – Special Purpose Investment Personnel must obtain approval from the Review Officer before acquiring Beneficial Ownership of any Securities offered in connection with an IPO or a Private Placement.

●	Special Purpose Investment Personnel may not purchase IPOs.

●	No Access Person shall accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

VIII.	Prevention of Misuse of Nonpublic Information

A.	Introduction

AFA forbids its Supervised Persons from trading or investing, either personally or on behalf of clients of AFA, on the basis of material nonpublic information or from communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading”.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

●	Trading or investing by an insider while in possession of material nonpublic information; or

●	Trading or investing by a non-insider while in possession of material nonpublic information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential.

In addition, communicating material nonpublic information to others in breach of a fiduciary duty.

2021

This policy applies to every Supervised Person and extends to activities within and outside their duties at the Company.

B.	To Whom Does This Policy Apply?

This policy applies to any transactions in any securities or other investments participated in by Supervised Persons, their family members, trusts, or corporations controlled by such persons. In particular, this policy applies to transactions by:

●	the Supervised Person’s spouse;

●	the Supervised Person’s minor children;

●	any other relatives living in the Supervised Person’s household;

●	a trust in which the Supervised Person has a beneficial interest, unless such person has no direct or indirect control over the trust;

●	a trust as to which the Supervised Person is a trustee;

●	a revocable trust as to which the Supervised Person is a settlor;

●	a corporation of which the Supervised Person is an officer or director, or in which the Supervised Person holds more than 10% of a class of the corporation’s equity securities; or

●	a partnership of which the Supervised Person is a partner (including most investment clubs) unless the Supervised Person has no direct or indirect control over the partnership.

Each Supervised Person is responsible for becoming familiar with these policies and procedures. The obligation to maintain the confidentiality of material nonpublic information continues to apply to individuals who cease to work with the Company, as long as they are in possession of proprietary or inside information.

Failure to observe these policies and procedures may give rise to disciplinary or legal action by the Company against any offending Supervised Person, up to and including termination. In appropriate cases, the Company may report violations to governmental or regulatory authorities.

Any questions concerning the policies and procedures described herein or their implementation should be addressed, and requests for exceptions to these policies and procedures should be referred, to the Chief Compliance Officer or his or her designee. If you have any reason to believe that a violation of these policies and procedures has occurred or is about to occur, you must notify the Chief Compliance Officer or his or her designee immediately.

C.	What is Material Information?

Trading or investing based on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

2021

Although there is no precise generally accepted definition of materiality, information is likely to be material if it relates to significant changes affecting such matters as:

●	dividend or earnings expectations;

●	write-downs or write-offs of assets;

●	additions to reserves for bad debts or contingent liabilities;

●	expansion or curtailment of company or major division operations;

●	proposals or agreements involving a joint venture, merger, acquisition, divestiture or leveraged buy-out;

●	new products or services;

●	exploratory, discovery or research developments;

●	criminal indictments, civil litigation, or government investigations;

●	disputes with major suppliers or customers or significant changes in the relationships with such parties;

●	labor disputes including strikes or lockouts;

●	substantial changes in accounting methods;

●	major litigation developments;

●	major personnel changes;

●	debt service or liquidity problems;

●	bankruptcy or insolvency;

●	extraordinary management developments;

●	public offerings or private sales of debt or equity securities;

●	calls, withdrawals, or purchases of a company’s own stock;

●	issuer tender offers; or

●	recapitalizations.

Note: The above list of examples is NOT exhaustive.

Information provided by a company could be material because of its expected effect on a particular class of the company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of “material” information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

2021

D.        What is Nonpublic Information?

1.	Generally. In order for issues concerning insider trading to arise, information must not only be material, but it must also be nonpublic. “Nonpublic information” is information which has not been made available to investors generally. Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an insider is also deemed nonpublic information.

Once nonpublic information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for nonpublic information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, such as disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall Street Journal or The New York Times) or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors, even if accurate, widespread, and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, but there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered nonpublic until 24 hours after public disclosure.

Material non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as nonpublic information which must not be disclosed or otherwise misused. So long as any material component of the inside information possessed by a company has yet to be publicly disclosed, the information is deemed nonpublic and may not be misused.

2.	Information Provided in Confidence. Occasionally, a Supervised Person may become a temporary “insider” because of a fiduciary (i.e., a person or entity to whom property is entrusted for the benefit of another) or commercial relationship. As an insider, the Company has a fiduciary responsibility not to breach trust of the party that has communicated the material nonpublic information by misusing that information. This fiduciary duty arises because the Company has entered or has been invited to enter into a commercial relationship with the client or prospective client and has been given access to confidential information solely for the corporate purposes of that client or prospective client. This obligation remains whether or not the Company ultimately participates in the transaction.

2021

3.	Information Disclosed in Breach of Duty. Analysts and portfolio managers at the Company must be especially wary of material nonpublic information disclosed in breach of a corporate insider’s fiduciary duty. Even where there is no expectation of confidentiality, a person may become an insider upon receiving material nonpublic information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Whether the disclosure is an improper “tip” that renders the recipient a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite personal benefit may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, or an expectation of a quid pro quo from the recipient or the recipient’s employer by a gift of the inside information.

A person may, depending on the circumstances, also become an insider or “tippee” when he or she obtains apparently material, nonpublic information by happenstance, including information derived from social institutions, business gatherings, overheard conversations, misplaced documents, and “tips” from insiders or other third parties.

E.         Identifying Material Nonpublic Information

1.	Before trading or investing for yourself or others (including clients of the Company) in the securities or other interests of a company about which you may have potential material nonpublic information, ask yourself the following questions:

a.	Is this information that an investor could consider important in making his or her investment decision? Is this information that could substantially affect the market price of the securities or assets if generally disclosed?

b.	To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation?

2.	Given the potentially severe regulatory, civil, and criminal sanctions to which the Supervised Person, the Company and its personnel could be subject, any Supervised Person who is uncertain as to whether the information he or she possesses is material nonpublic information should immediately take the following steps:

a.	Report the matter immediately to the Chief Compliance Officer;

2021

b.	Do not purchase or sell the securities or assets on behalf of yourself or others, including clients of the Company; and

c.	Do not communicate the information inside or outside the Company, other than to the Chief Compliance Officer.

F.       Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to severe penalties even if he or she does not personally benefit from the violation. Some penalties which may be imposed include:

●	civil injunctions;

●	treble damages;

●	disgorgement of profits;

●	prison sentences;

●	fines for the persons who committed the violation of up to three times the profit gained, or loss avoided, whether or not the person actually benefited; and

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained, or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

IX.       Reporting

A.        Covered Accounts

The reporting obligations below apply not only to securities transactions by an Access Person for his or her own account, but also for the account of a member of the Access Person’s immediate family, or any account in which an Access Person or a member of his or her immediate family may have a direct or indirect beneficial ownership interest.

B.        Initial and Annual Reporting Requirements

Each Access Person must submit to the Chief Compliance Officer or his or her designee:

●	An initial report containing a complete list of the Access Person’s personal securities holdings, submitted no later than 10 days after the individual became an Access Person and current as of a date not more than 45 days prior to the date the individual became an Access Person, unless such Access Person certifies that the full extent of its current personal securities holdings (including Private Investments such as Hedge Funds and Private Equity holdings) are reflected in past brokerage statements that have already been delivered to the Company; and

●	An annual report thereafter containing a complete list of the Access Person’s personal securities holdings (including Private Investments such as Hedge Funds and Private Equity holdings), current as of a date not more than 45 days prior to the date the report is submitted.

2021

The securities holdings reports must contain, at a minimum:

●	The type and title of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

●	The name of any broker, dealer, or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

●	The date the Access Person submits the report.

Access Persons may be able to instead provide brokerage statements, provided that they include all required information.

C.	Quarterly Transaction Reporting Requirements

Each Access Person must submit to the Chief Compliance Officer or his or her designee the following information within 30 days after the end of each calendar quarter:

●	With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved; the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); The price of the Covered Security at which the transaction was effected; The name of the broker, dealer or bank with or through which the transaction was effected; and The date that the report is submitted by the Access Person.

●	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: the name of the broker, dealer or bank with whom the Access Person established the account; The date the account was established; and The date that the report is submitted by the Access Person.

2021

D.	Confidentiality of Reports

Transactions and holdings report of Access Persons will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of this Code or to comply with requests for information from government agencies.

E.	Exemptions from Reporting

An Access Person is not required to submit reports with respect to the following securities or transactions in the following securities:

●	Securities traded pursuant to an automatic investment plan;

●	Securities issued by the U.S. Government, bankers’ acceptances, bank certificates of deposit, commercial paper, and money market instruments;

●	Shares of registered open-end investment companies (other than Reportable Funds);

●	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies, none of which are Reportable Funds

●	Securities held in accounts over which the Access Person had no direct or indirect influence or control; and

●	Securities which, if reported, would duplicate information contained in broker trade confirmations or account statements that the Company keeps, so long as the Company receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

X.       Monitoring and Review

A.       Annual Review

The Chief Compliance Officer or his or her designee will review the adequacy of the Code and the effectiveness of its implementation at least annually and make recommendations for updating as a result of any changes in the regulations or changes in procedures.

B.        Certification of Compliance

Initial Certification

Each newly hired Supervised Person will be provided with a copy of the Code upon commencement of employment. As a condition of employment, each Supervised Person will be required to provide all necessary information regarding investments and directorships and will certify in writing that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; and (iii) agreed to comply with the terms of the Code in every respect. Such certification should be delivered to the Chief Compliance Officer or his or her designee.

2021

Acknowledgement of Amendments

Supervised Persons will be provided with any amendments to the Code and should submit a written acknowledgement that they have received, read, and understood the amendments to the Code. Such acknowledgment should be delivered to the Chief Compliance Officer or his or her designee.

Annual Certification

Each Supervised Person will certify annually that they have read, understood, and complied with the Code. Such certification should be delivered to the Chief Compliance Officer or his or her designee. In addition, the certification will include a representation that such Supervised Person has made all of the reports required by the Code and has not engaged in any prohibited conduct. If the Supervised Person is unable to make such a representation, the Company will require such Supervised Person to self-report any violations.

XI.	Recordkeeping

A.       Location

The Company will maintain the following records in a readily accessible place:

●	A copy of each Code that has been in effect at any time during the past five years;

●	A record of any violation of this or any other Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;

●	A record of all written acknowledgements of receipt of this Code and amendments for each person who is currently, or within the past five years was, a Supervised Person;

●	A list of the names of persons who are currently, or within the past five years were, Access Persons and investment personnel;

●	A record of any decision and supporting reasons for approving the acquisition of securities by Access Persons in limited or private offerings for at least five years after the end of the fiscal year in which approval was granted;

●	A record of any decisions that grant employees or Access Persons a waiver from or exception to the Code;

●	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years; and

B.       Maintenance of Records

These records will be kept for five years. For the first two years, the records will be kept in the Company’s offices, and in an easily accessible place for at least three years thereafter.

2021

XII.	Disclosure of the Code

A description of the Company’s Code will be included on of the Company’s Form ADV Part 2 brochure if applicable. In addition, the Company must provide a copy of this Code to any client or prospective client upon request. Any employee who receives a request for a copy of the Code from a client or prospective client should forward that request to the Chief Compliance Officer or his or her designee as soon as reasonably practicable.

XIII.	Administration and Enforcement of the Code

A.       Training and Education

The Chief Compliance Officer or his/her designee is responsible for training and educating all Supervised Persons about this Code. Training regarding this Code will occur annually. All Supervised Persons are required to attend the training sessions and read any applicable materials.

B.       Report to Senior Management

The Chief Compliance Officer or his or her designee will report material violations to senior management.

XIV.     Reporting Violations

Supervised Persons must report “apparent” or “suspected” violations in addition to actual or known violations of the Code to the Chief Compliance Officer or his or her designee and must cooperate in any investigation relating to possible breaches of the Code. Supervised Persons are encouraged to seek advice from the Chief Compliance Officer or his or her designee with respect to any action or transaction which may violate this Code and to refrain from any action or transaction which might lead to the appearance of a violation. The types of reporting by Supervised Persons required under this Code includes: (i) noncompliance with applicable laws, rules, and regulations; (ii) fraud or illegal acts involving any aspect of the Company’s business; (iii) material misstatements in regulatory filings, internal books and records, clients records or reports; (iv) activity that is harmful to clients, including fund investors; and (v) deviations from required controls and procedures that safeguard clients and the Company.

The Chief Operating Officer is an alternate person to whom employees may report violations in case the Chief Compliance Officer or his or her designee is involved in the violation or is unreachable. Reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately.

XV.       Sanctions

In the event of a failure by a Supervised Person to comply with the provisions of this Code or of applicable securities laws, the Chief Compliance Officer may impose appropriate sanctions, including but not limited to a warning, fines, disgorgement, suspension, demotion, or dismissal. In addition to sanctions, violations may result in referral to civil or criminal authorities where appropriate.

2021

For Internal Use Only